EX-4.4

ADDENDUM TO CONVERTIBLE DEBENTURE AND SECURITIES PURCHASE AGREEMENT

                ADDENDUM TO CONVERTIBLE DEBENTURE AND
                    SECURITIES PURCHASE AGREEMENT

     This Addendum to Convertible Debenture and Securities Purchase Agreement ("Addendum") is entered into as of the 17th day of November 2004 by and between GameZnFlix, Inc., a Nevada corporation
("GameZnFlix"), and Golden Gate Investors, Inc., a California corporation ("GGI").

     WHEREAS, GGI and Integrated are parties to that certain 4 _ % Convertible Debenture dated as of November 11, 2004 ("Debenture"); and

     WHEREAS, GGI and Integrated are parties to that certain
Securities Purchase Agreement dated as of November 11, 2004
("Purchase Agreement"); and

     WHEREAS, the parties desire to amend the Debenture and Purchase Agreement in certain respects.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Integrated and GGI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture or Purchase
Agreement.

2. The Purchase Price for the Debenture shall be $1,500,000. GGI shall advance the Purchase Price to GameZnFlix as follows: (a) $100,000 immediately, (b) $50,000 upon notification and verification that the Registration Statement has been filed with the Securities and Exchange Commission, (c) $150,000 (less legal fees previously advanced by GGI on behalf of GameZnFlix) upon notification and verification that the Registration Statement has been declared effective by the Securities and Exchange Commission and the Common Shares can legally be issued to GGI,
(d) $200,000 each time the remaining principal balance of the Debenture declines below $50,000 until the full Purchase Price has been advanced by GGI to GameZnFlix. Upon notification and verification that the Registration Statement has been declared effective by the Securities and Exchange Commission and the Common Shares can legally be issued to GGI, GGI shall pay
$15,000 to GameZnFlix as reimbursement for administrative expenses incurred by Gameznfliz in connection with this transaction.

3. Except as specifically amended herein, all other terms and conditions of the Debenture and Purchase Agreement shall remain in full force and effect.

     IN WINESS WHEREOF, GameZnFlix, Inc. and GGI have caused this
Addendum to be signed by its duly authorized offiCers on the date first set forth above.


GameZnFlix, Inc.                       Golden Gate Investors, Inc.



By: /s/  John Fleming                  By: /s/  Travis W. Hoff
John Fleming                           Travis W. Hoff
Title: Chief Executive Officer         Title: Portfolio Manager


The undersigned personally guarantees repayment of the $150,000 amount set forth in sections 2(a) and (b) above. This personal guarantee shall terminate when the Registration Statement is declared effective by the Securities and Exchange Commission and the Common Shares can legally be issued to GGI.


/s/  John Fleming
John Fleming